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                                                                      EXHIBIT 11

                          J. C. PENNEY COMPANY, INC.
                         and Consolidated Subsidiaries

                  Computation of Net Income Per Common Share
              --------------------------------------------------
              (Amounts in millions except per common share data)

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                                                                        52 Weeks Ended
                                         --------------------------------------------------------------------------
                                            January 25, 1997          January 27, 1996           January 28, 1995
                                         --------------------------------------------------------------------------
                                          Shares       Income       Shares       Income       Shares      Income
                                         --------     --------     --------     --------     --------    --------

Primary:
-------

Net income                                            $ 565                      $ 838                   $ 1,057
Dividend on Series B ESOP
    convertible preferred stock
    (after-tax)                                         (40)                       (41)                     (40)
                                                      ------                     ------                  --------
Adjusted net income                                     525                        797                    1,017

Weighted average number of
    shares outstanding                     226.4                    226.1                     233.9
Common stock equivalents:
    Stock options and other
    dilutive effect                          2.7                      2.6                       3.2
                                         -------      ------      --------       ------     --------     --------
                                           229.1      $ 525         228.7        $ 797        237.1      $ 1,017
                                         ========     ======      ========       ======     ========     ========

Net income per common share                      $2.29                     $3.48                    $4.29
                                                 =====                     =====                    =====
Fully diluted:
-------------

Net income                                            $ 565                      $ 838                   $ 1,057
Tax benefit differential on ESOP
    dividend assuming stock is
    fully converted                                      (2)                        (2)                       (3)
Assumed additional contribution
    to ESOP if preferred stock is
    fully converted                                      (3)                        (6)                       (9)
                                                      ------                     ------                  --------
Adjusted net income                                     560                        830                     1,045

Weighted average number of
    shares outstanding (primary)           229.1                    228.7                     237.1
Maximum dilution                             0.0                      0.2                       0.0
Convertible preferred stock                 19.4                     20.6                      21.3
                                         --------     ------      --------       ------     --------
                                           248.5      $ 560         249.5        $ 830        258.4      $ 1,045
                                         ========     ======      ========       ======     ========     ========

Net income per common share                      $2.25                     $3.33                    $4.05
                                                 =====                     =====                    =====

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